Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces Chief Financial Officer Changes

TEANECK, N.J., September 5, 2023 (Business Wire) –Phibro Animal Health Corporation (Nasdaq:PAHC) (“Phibro” or the “Company”) today announced that Damian Finio, Phibro’s Chief Financial Officer, has informed the Company that he will resign from his position effective September 29, 2023.

Phibro also announced that Richard G. Johnson, who previously served as the Company’s Chief Financial Officer from 2002 until his retirement from this position in 2020, and has continued to serve as Finance Advisor to the Company, will work with Mr. Finio over the next few weeks to ensure a smooth transition. Mr. Johnson will assume the role of interim Chief Financial Officer of the Company effective as of September 30, 2023 until a successor to Mr. Finio is identified.

“I want to take this opportunity to recognize and thank Damian for his many contributions during his tenure as Chief Financial Officer of Phibro and wish him success in his future endeavors,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “I am also pleased to announce that Richard G. Johnson, who served as Phibro’s Chief Financial Officer for more than 18 years, and has continued to provide insight and guidance as a Finance Advisor to the Company since 2020, will be filling the role of Interim Chief Financial Officer as we search for a replacement. Richard brings extensive knowledge of the industry and our business that will allow us to transition smoothly during this process.”

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

+1-201-329-7300

Or

investor.relations@pahc.com